Exhibit 99.1

news

CONTACT:
Bradley D. Allen
Imation Corp.
651-704-5818
bdallen@imation.com

Imation Announces Restructuring Program;
Lowers Q2 Outlook

Phase-Out of Tucson Manufacturing Plant Expected by End of 2005:
Optical Market Pricing Impacts Q2 Revenue and Income;
Core Tape Media Business Remains On Track

OAKDALE, Minn. (July 13, 2004) — Imation Corp. (NYSE:IMN) today announced a manufacturing restructuring program, with $3.1 million in charges in the quarter, and separately announced lower than expected revenue and earnings for the quarter, including $9 million in inventory related charges associated with recordable optical media. For the quarter ended June 30th, revenue is now expected to be approximately $284 million and earnings per share is expected to be between $0.19 and $0.21. The Company is scheduled to announce detailed second quarter earnings on July 21st.

     Chairman and CEO Bruce Henderson said: “While aggressive industry pricing in optical media resulted in lower than expected results for the quarter, our core magnetic tape media business is meeting our expectations and performing well and we expect overall revenue growth for the full year. The actions we are announcing today are important steps to increase our competitiveness, extend our market and technology leadership and strongly position us for the future. Even though we did not provide specific guidance for the second quarter, in the interest of greater transparency we recognize the importance of updating the financial community at this time and will update our full year outlook when we release earnings next week.”

Restructuring Program Details

     The Company announced plans to phase out its Tucson, Arizona manufacturing operations and an unrelated restructuring of selected international sales and administrative positions. The cost of these actions is estimated to total approximately $9 million, about $6 million of which is cash; $3.1 million of the charges, primarily associated with severance costs, will be recognized in the quarter ended June 30th. The remainder of the estimated costs, for non-severance related items associated with the Tucson site, will be incurred over the next 18 months as those actions occur. The restructuring will impact approximately 280 positions worldwide, most of which are in manufacturing operations. Current worldwide employment is approximately 2,800.

     The Company will be phasing out production at its Tucson, AZ manufacturing site by the end of 2005 and will seek to sell the facility after that time. Approximately 265 Imation employees currently work at the 100,000 square foot plant in the manufacturing of data storage tape products. Some operations will continue at this site during 2005; however, production for newer tape products will be transitioned to other plants within Imation, which will increase the utilization and productivity at those plants. The effect of these actions will result in ongoing earnings and cash flow benefits beginning in 2006. During the transition period, through the end of 2005, the benefits will be largely offset by the previously described implementation costs.

Second Quarter Outlook

     Separately, the Company also said that, though it had not previously publicly commented on projections for the second quarter ended June 30th, based on preliminary results its current outlook for both revenue and earnings for Q2 is below its previous internal expectations and below the range of analysts’ published estimates. The lower-than-expected results are due to competitive market pricing and softer than expected demand for recordable optical media that resulted in lower than expected revenue and gross margins, including approximately $9 million in charges associated with optical inventory valuation.

     Total revenue for the second quarter ended June 30th, 2004 is now expected to be approximately $284 million. Operating income is currently estimated to be between $10 million and $11 million, including the $3.1 million in restructuring charges and $9 million in inventory-related charges described above. As a result, E.P.S. on continuing operations is now expected to range between $0.19 and $0.21. Published analyst estimates for revenue for Q2 range between $306 million and $326 million; for operating income between $23 million and $31 million and for E.P.S. between $0.44 and $0.56. This compares with $268 million in revenue, $26.8 million in operating income, and $0.52 in fully diluted E.P.S. on continuing operations reported in Q2, 2003. Excluding the $9 million in inventory-related charges and $3.1 million in restructuring charges would have resulted in $12.1 million in additional operating income.

Executive Comments

     Commenting on today’s announcements, Frank Russomanno, executive vice president and chief operating officer for Imation said: “Our manufacturing strategy is to focus the activity at each plant and leverage our manufacturing investments to allow us to be a technology leader while remaining cost competitive. Our future manufacturing capacity needs have been thoroughly reviewed and the financial and competitive benefits of these actions to Imation are clear and compelling. While it is difficult to close a plant that has been an active and contributing part of the company, the Tucson facility will remain in operation into 2005 to facilitate a smooth transition for the Company, our Tucson employees and our customers. At the same time, we continue to build on our 50-year legacy in the development and manufacturing of high quality data storage media at our R&D headquarters in Oakdale and our manufacturing sites in Camarillo, California, Wahpeton, North Dakota and Weatherford, Oklahoma. At Weatherford, our investment in our new TeraÅngstrom™ advanced coating facility will come on-stream this year where we will manufacture next generation terabyte-class tape products.”

     “While our optical revenue continues to grow, significant additional manufacturing capacity in Asia has now come on line primarily for recordable DVDs, resulting in aggressive pricing across the industry,” Russomanno added. “This was coupled with softer than expected demand for recordable optical media generally. We are taking necessary actions to reduce our inventory exposure and position the business going forward.”

     Commenting further, Chairman and CEO Bruce Henderson said: “The removable data storage media market remains an attractive growth market. Demand for data storage capacity continues to double approximately every 18 to 24 months. Bringing greater focus to our tape manufacturing sites will make our future competitive position that much stronger. In addition, the faster growing and highly competitive optical media market is challenging, but the opportunities for this business are worth pursuing. The competitive dynamic in our industry requires a lean organizational approach that emphasizes speed of response, a shortened supply chain, efficient cash-to-cash cycle and reduced inventories. We will accelerate implementation of our strategy as a leader in data storage removable media as we pursue profitable growth opportunities and continue to build shareholder value in the future.”

About Imation Corp.

     Imation Corp is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. As the only U.S.-based manufacturer of advanced magnetic data storage media, Imation has a heritage in removable data storage media that spans more than 50 years, since the introduction of the first data storage tape in 1953. Today, Imation continues to be the leader of removable data storage media, offering the broadest product portfolio in the industry — spanning from a few megabytes to hundreds of gigabytes of capacity in each piece of media, and serving customers in more than 100 countries, in both business and consumer markets. Revenues in 2003 were $1.16 billion. As of March 2004, Imation employed approximately 2,800 people worldwide and revenues from outside the U.S. contributed approximately 60 percent of total sales. With more than 300 technology scientists and more than 330 data storage patents in the U.S., Imation continues to pioneer today’s proven magnetic, flash and optical media technologies. Additional information about Imation is available on the company’s website at www.imation.com, or by calling 1-888-466-3456.

Certain information contained in this press release, which does not relate to historical financial information, including the business outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The Company wishes to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. Among these factors are continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand, the Company’s ability to meet its cost reduction and revenue growth targets, its ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties, its ability to achieve the expected benefits in a timely manner from the Moser Baer relationships, including the Global Data Media joint venture, the competitive pricing environment, foreign currency fluctuations, the outcome of litigation, its ability to secure adequate supply of certain high demand products, the ready availability and price of energy, the market acceptance of newly introduced product and service offerings, the rate of decline for certain existing products as well as various factors set forth in the Company’s filings with the Securities and Exchange Commission.